News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Fiscal 2007 Fourth Quarter and Year-End Results

CHICAGO, July 12, 2007 — Methode Electronics, Inc. (Nasdaq: METH), a global manufacturer of electronic components and subsystem devices, today announced operating results for the fourth quarter and fiscal year ended April 28, 2007.

For the fiscal 2007 fourth quarter, Methode reported net sales of $130.9 million, and net income of $12.1 million, or $0.33 per share. This compares with fiscal 2006 fourth quarter net sales of $116.3 million, and net income of $4.3 million, or $0.12 per share. Included in the fiscal 2006 fourth quarter was a tax charge of $4.5 million, or $0.12 per share, for repatriation of $38.1 million of foreign earnings, and an $0.8 million reduction to the bad debt provision, $0.6 million after tax, or $0.02 per share, on the sale of claims against Delphi pre-petition receivables. Excluding the tax charge and the reduced bad debt provision, earnings per share equaled $0.22 in the fiscal 2006 fourth quarter.

Methode achieved better than expected sales and profits in the fourth quarter, compared to previous guidance. Although Methode’s U.S. automotive business levels were down year-over-year, their sales and profit performance was much better than expected in the quarter. Growth in the Interconnect segment pushed sales above expected levels due to increased sales in China and the inclusion of TouchSensor for two months in the quarter. In addition, increased demand for Power Distribution bus bar products provided better than anticipated results.

Cost of products sold as a percentage of net sales was 77.4 percent in the fourth quarter of fiscal 2007, compared to 78.2 percent in the fiscal 2006 fourth quarter. The margins improved primarily due to favorable purchase price variance from our suppliers supporting our Shanghai Interconnect operation and production efficiencies at our Power Distribution operations in Asia and the U.S. This gross margin increase was partially offset by increased raw material and component prices in the Automotive segment, and reduced overhead absorption due to lower sales of legacy automotive products in North America.

Selling and administrative cost as a percentage of net sales was 11.7 percent in the fourth quarter of fiscal 2007, compared to 11.1 percent in the prior-year period. The increase is primarily attributable to higher stock-based compensation expense, as 2007 was the first fiscal year to reflect three annual grants of performance-based restricted stock awards that have three-year vesting periods. In the fourth quarter of fiscal 2006, selling and administrative cost benefited from a reduction in bad debt provision related to the sale of Delphi pre-petition receivables.

Methode’s fiscal 2007 fourth quarter tax provision reflects expanded business in lower rate tax jurisdictions in Malta and China, and the recognition of tax credit utilization related to a scheduled increase in the statutory rate in Malta and the transfer of manufacturing operations from Scotland to Malta. The fiscal 2006 fourth quarter tax provision included a tax charge of $4.5 million, or $0.12 per share, for repatriating $38.1 million of foreign earnings to the U.S.

For the 2007 fiscal year, Methode reported net sales of $448.4 million and net income of $26.1 million, or $0.71 per diluted share, compared to the 2006 fiscal year with net sales of $421.6 million and net income of $17.0 million, or $0.47 per diluted share. Included in the fiscal 2006 results was a $2.3 million bad debt provision, $1.5 million after tax, or $0.04 per share, for receivables deemed uncollectible due to the Delphi bankruptcy, and the above mentioned repatriation tax charge. Excluding the Delphi bad debt and tax charges, earnings per share equaled $0.63 in fiscal 2006.

Cost of products sold as a percentage of net sales was 80.3 percent in fiscal 2007, compared to 79.8 percent in fiscal 2006. The increase was primarily due to price and volume reductions for legacy automotive products in North America, operational inefficiencies at the Scotland automotive facility during the first half of the year, as well as the cost of relocating manufacturing operations from Scotland to the Malta facility in the third quarter of fiscal 2007. Partially offsetting this were increased sales, favorable purchase price variance from suppliers supporting our Shanghai operation and production efficiencies at our Interconnect and Power Distribution segments.

Selling and administrative expense for the 2007 fiscal year represented 12.3 percent of net sales, compared to 13.2 percent in fiscal 2006. Stock-based compensation increased by $1.9 million in fiscal 2007 due to the adoption of FAS123(R), the increase in stock price and 2007 was the first fiscal year to reflect three annual grants of performance-based restricted stock awards that have three-year vesting periods. Included in fiscal 2006 results is a $2.3 million bad debt provision for impaired receivables due to the bankruptcy of Delphi Corporation. Net interest income increased due to higher average investment rates, 4.2 percent this fiscal year compared to 3.1 percent last year, and higher average cash balances, $88.9 million this fiscal year compared to $77.3 million last year.

Commenting on the year’s results, Donald W. Duda, President and Chief Executive Officer, said, “Methode realized solid improvement and achievements in fiscal 2007. Global sales increased eight percent, with a five percent improvement to the bottom line. Our Power Distribution segment had record sales growth of nearly 40 percent, while the Interconnect segment grew 20 percent. In our Automotive segment, Europe and Asia sales increased, as anticipated, but were offset by expected reductions in production volumes with Chrysler and Ford in the U.S.”

Mr. Duda continued, “In March 2007, Methode was pleased to complete the largest acquisition in our history – TouchSensor Technologies, the North American market leader in solid-state, field-effect switching. The acquisition directly complements our long-term corporate strategy. We believe it offers short and long-term synergies, provides patented technology applicable in multiple industries, including commercial, consumer durables and automotive, and provides a platform to expand into new markets, such as point-of-sale and medical equipment.”

Business Outlook

The coming year will bring a combination of new opportunities and challenges for Methode. The Interconnect segment secured new business for a major automotive OEM to produce a highly engineered, insert-molded lead-frame for a transmission controller, which will be used across several platforms beginning with the 2009 model year automobiles.

The Interconnect segment launched several new PC card and Express card programs during the past few months, with more scheduled in fiscal 2008. The segment secured a new FCC mandated cable card program from a major multi-national OEM. It is anticipated that Methode will supply a significant percentage of the card packaging and connectors that will be used with home cable television boxes.

Fiscal 2008 will likely also bring new challenges. Methode will continue to deal with anticipated reduced production volumes for its legacy products from its U.S. automotive customers, as well as feel the effect of raw material price increases. As part of its diversification plans, Methode intends to continue to wind-down certain U.S. automotive legacy business during the 2008 fiscal year. Methode’s weight sensing product, used in a passive occupant-detection system, will also feel the impact of lower production volumes from the three Detroit OEMs.

While it had significant growth in fiscal 2007, Methode’s Power Distribution segment will have certain long-term programs reaching end-of-life during fiscal 2008. Fluctuations are customary in this business; however, the bus bar business is seeing increased competition, since customers are developing second sources as more China-based suppliers emerge. In addition to addressing these challenges, Methode intends to continue to invest in its businesses, while continuing to seek out qualified acquisitions to expand its geographic and industry reach.

Because of the volatility of the U.S. automotive market, and in particular, the unpredictable sales of the Company’s two largest automotive customers, Methode is discontinuing its practice of providing quarterly sales and earnings per share guidance. Methode anticipates sales for the 2008 fiscal year to be between $450 million and $470 million and earnings per share between $0.60 and $0.70.

Conference Call

As previously announced, the Company will conduct a conference call led by its Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on July 12, 2007 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 1-877-407-8031 for domestic callers or 201-689-8031 for international callers. Methode also invites you to listen to the webcast of this call by visiting the Company’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. For those who cannot listen to the live broadcast, a replay, as well as an MP3 download will be available shortly after the call. A replay of the call will be available for seven days, by dialing 1-877-660-6853 for domestic callers or 201-612-7415 for international callers, both using playback account number 286 and conference ID number 245491.

About Methode Electronics

Methode Electronics, Inc. (NASDAQ: METH) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Distribution and Other. Our components are in the primary end markets of the automobile, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated July 12, 2007, containing information on Methode’s fourth quarter and year-end reporting periods for fiscal 2007 and offering guidance for its 2008 fiscal year are forward-looking statements that are subject to certain risks and uncertainties. Our business is highly dependent upon three large automotive customers and specific makes and models of automobiles. The Company’s results will be subject to many of the same risks that apply to the automotive, computer, telecommunication and appliance industries, such as general economic conditions, interest rates, consumer spending patterns and technological changes. Other factors, which may result in materially different results for future periods, include significant customer bankruptcy filings; restructuring, operational improvement and cost reduction programs currently under review by Methode; the current macroeconomic environment, including higher petroleum and copper prices affecting material and components used by Methode; potential manufacturing plant closures by automotive customers; potential strikes at automotive customers; and significant fluctuations in the demand for certain automobile models. In addition, market growth, operating costs, currency exchange rates and devaluations, delays in development, production and marketing of new products and other factors set forth from time to time in our reports filed with the Securities and Exchange Commission, impact our business. Any of these factors could cause our actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities laws. All information in this press release is as of July 12, 2007. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations on a quarterly basis or otherwise.

Methode Electronics, Inc.
	Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended
	April 28,	April 29,
	2007	2006
Net sales	$130,928	$116,297
Other income	576	412
Cost of products sold	101,377	90,991
Restructuring charge	166	—
Selling and administrative expenses	15,328	12,872
Income from operations	14,633	12,846
Interest, net	650	452
Other, net	(459)	168
Income before income taxes	14,824	13,466
Income taxes	2,692	9,175
Net income	12,132	4,291
Basic and diluted earnings per common share	$0.33	$0.12
Average Number of Common Shares outstanding:
Basic	36,459	36,284
Diluted	36,916	36,497
	Year Ended
	April 28,	April 29,
	2007	2006

Net sales	$448,427	$421,615
Other income	1,596	1,074
Cost of products sold	359,914	336,410
Restructuring charge	2,027	—
Selling and administrative expenses	55,267	55,559
Income from operations	32,815	30,720
Interest, net	3,428	2,106
Other, net	(468)	(457)
Income before income taxes and
cumulative effect of accounting change	35,775	32,369
Income taxes	9,792	15,320
Income before cumulative effect of accounting change	25,983	17,049
Cumulative effect of accounting change	101	—
Net income	26,084	17,049
Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.71	$0.47
Net income	$0.71	$0.47
Average Number of Common Shares outstanding:
Basic	36,328	36,259
Diluted	36,643	36,463
Note — Certain amounts in fiscal 2006 have been reclassified to conform to the classification in fiscal 2007.
Summary Balance Sheets
	(In thousands)
	April 28,	April 29,
	2007	2006

Cash	$60,091	$81,646
Accounts receivable — net	79,180	74,223
Inventories	54,479	45,681
Other current assets	15,691	19,722

Total Current Assets	209,441	221,272
Property, plant and equipment — net	86,857	90,497
Goodwill — net	51,520	28,893
Intangible assets — net	43,680	17,540
Other assets	20,242	16,381

Total Assets	$411,740	$374,583

Accounts payable	$41,041	$41,581
Other current liabilities	31,420	32,622

Total current liabilities	72,461	74,203
Other liabilities	15,070	8,671
Shareholders’ equity	324,209	291,709

Total Liabilities and Shareholders’ Equity	$411,740	$374,583

Summary Statements of Cash Flows
(In thousands)
	Year Ended
	April 28,	April 29,
	2007	2006
Operating Activities:
Net income	$26,084	$17,049
Provision for depreciation	18,915	17,466
Amortization and impairment of intangibles	5,085	5,380
Amortization of restricted stock awards	2,897	2,047
Provision for losses on accounts receivable	372	2,109
Deferred income taxes	(1,012)	(2,870)
Changes in operating assets and liabilities	3,524	(12,283)
Other	509	750

Net Cash Provided by Operating Activities	56,374	29,648
Investing Activities:
Purchases of property, plant and equipment	(10,667)	(18,654)
Proceeds from sale of building	800	1,712
Acquisitions of businesses	(63,168)	(5,344)
Acquisitions of technology licenses	(113)	(2,103)
Other	(1,356)	(1,427)

Net Cash Used in Investing Activities:	(74,504)	(25,815)
Financing Activities
Options exercised	7,208	689
Dividends	(7,472)	(7,465)
Tax benefit from stock options and awards	1,175	—
Purchase of common stock	(3,596)	(1,783)

Net Cash Used in Financing Activities	(2,685)	(8,559)
Effect of foreign exchange rate changes on cash	(740)	(770)

Increase (Decrease) in Cash and Cash Equivalents	21,555	(5,496)
Cash and cash equivalents at beginning of period	81,646	87,142

Cash and Cash Equivalents at End of Period	$60,091	$81,646